UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 16, 2023

Ovintiv Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-39191	84-4427672
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Suite 1700, 370 - 17th Street Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

(303) 623-2300

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	OVV	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b- 2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Underwriting Agreement

On May 16, 2023, Ovintiv Inc. (the “Company”), entered into an Underwriting Agreement (the “Underwriting Agreement”), by and among the Company, as the issuer, Ovintiv Canada ULC, as the guarantor (“Ovintiv Canada”), Goldman Sachs & Co. LLC, Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC, RBC Capital Markets, LLC and TD Securities (USA) LLC, as representatives of the several underwriters named therein (collectively, the “Underwriters”), providing for the issuance and sale of an aggregate of $600,000,000 principal amount of 5.650% senior notes due 2025 (the “2025 notes”), $700,000,000 principal amount of 5.650% senior notes due 2028 (the “2028 notes”), $600,000,000 principal amount of 6.250% senior notes due 2033 (the “2033 notes”) and $400,000,000 principal amount of 7.100% senior notes due 2053 (the “2053 notes,” together with the 2025 notes, the 2028 notes and the 2033 notes, the “New Notes”). The price to the public was 99.994% of the principal amount for the 2025 notes, 99.973% of the principal amount for the 2028 notes, 99.793% of the principal amount for the 2033 notes, and 99.796% of the principal amount for the 2053 notes.

The New Notes and Ovintiv Canada’s guarantee thereof have been registered under the Securities Act of 1933, as amended (the “Act”), pursuant to a registration statement on Form S-3 (No. 333-270153), filed with the U.S. Securities and Exchange Commission (the “SEC”) and automatically effective on March 1, 2023, and Amendment No. 1 thereto filed with the Commission on May 12, 2023. The terms of the New Notes are further described in the Company’s preliminary prospectus supplement dated May 12, 2023, as filed with the SEC under Rule 424(b)(5) of the Act on May 12, 2023 (the “Prospectus”). The closing of the sale of the New Notes is expected to occur on May 31, 2023, subject to customary closing conditions.

The New Notes will be unsecured and unsubordinated obligations of the Company and will rank equally with the unsecured and unsubordinated indebtedness of the Company and Ovintiv Canada from time to time outstanding. The obligations under the New Notes will be fully and unconditionally guaranteed on a senior unsecured basis by Ovintiv Canada, except that in the future the guarantee will be released or terminated under certain circumstances.

The net proceeds from the sale of the New Notes, after deducting the underwriting discounts and estimated offering expenses, are expected to be approximately $2.28 billion. The Company intends to use the net proceeds from the sale of the New Notes, together with proceeds from the Company’s sale of certain upstream oil and gas assets and midstream gathering and processing assets located in the State of North Dakota and cash on hand, to finance the cash portion of the purchase price of the Company’s acquisition of certain upstream oil and gas assets located in the Permian Basin (the “Permian Acquisition”). Prior to closing of the Permian Acquisition, the Company may use the net proceeds from the sale of the New Notes for general corporate purposes.

The Underwriting Agreement includes customary representations, warranties and covenants by the Company and Ovintiv Canada. It also provides for customary indemnification by each of the Company and the respective Underwriters against certain liabilities arising out of or in connection with sale of the New Notes and for customary contribution provisions in respect of those liabilities.

As more fully described under the caption “Underwriting” in the Prospectus, the Underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the Underwriters have received, or may in the future receive, customary fees and commissions for these transactions. In addition, certain of the Underwriters and their respective affiliates are arrangers, lenders, dealers or agents under certain of the Company’s debt facilities, including its term loan and revolving credit facilities, Ovintiv Canada’s revolving credit facility and the Company and Ovintiv Canada’s commercial paper programs and derivative instruments.

The foregoing description of the Underwriting Agreement is not complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is filed as Exhibit 1.1 to this Current Report on Form 8-K and incorporated in this Item 1.01 by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

1.1	Underwriting Agreement, dated May 16, 2023, among Ovintiv Inc., Ovintiv Canada ULC and Goldman Sachs & Co. LLC, Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC, RBC Capital Markets, LLC and TD Securities (USA) LLC, as representatives of the several underwriters named therein.

104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OVINTIV INC.

Date: May 18, 2023

	By:	/s/ Dawna I. Gibb
	Name:	Dawna I. Gibb
	Title:	Assistant Corporate Secretary